AMERI-CAN RAILWAYS
SYSTEMS, INC. (ARS)

                         Consulting Agreement

With:

          Ameri-can Inc., a corporation registered in State of New
          York (American)

1. Services

ARS agrees to engage Ameri-can to perform services and Ameri-can accepts such engagement. The services shall consist of consulting services of Ameri-can and its representative Sydney Harland. Sydney Harland shall be appointed as Chairman and CEO of ARS.

2. Term

This contract shall be for a term of sixty months, commencing on the 4th of May 1998.

3. Fee

   (a) An annual fee of CDN $150,000.00, payable CDN $12,500.00 monthly plus bonuses;

4.  Non-competition

The Non-Compete Agreement shall apply.

5.  Duties

Ameri-cans' services shall include:

 (a) the overall leadership and vision of the business of the Company in accordance with the policies and directions of the Board of Directors; and
 (b) other specific duties to be mutually agreed upon during the first six (6) months from commencement of the engagement.

6. Termination

American's engagement may be terminated at any time by either party on not less than 30 days' prior written notice. The Company shall have the right to terminate the engagement at any time after the initial six (6) months period upon payment to Ameri-can of an amount equal to fees outstanding in the balance of the engagement and a lump sum payment of $1,000,000 US in additional fees.

Date: May 4th, 1998



/s/ Don Hathaway                   /s/ Sydney Harland

DON HATHAWAY                       SYDNEY HARLAND
DIRECTOR
EXECUTIVE COMMITTEE                AMERI-CAN INC.
AMERI-CAN RAILWAY
SYSTEMS, INCORPORATED